News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191 703 433-4000

Contacts:
Media: Elizabeth Brooks (703) 433-4263
Investors: Paul Blalock (703) 433-4300

Nextel COO Mooney to Depart

RESTON, Va. - September 19, 2002 — Nextel Communications, Inc. (NASDAQ: NXTL), today announced that executive vice president and chief operating officer, James F. Mooney, will be leaving the company effective September 30, 2002. Timothy M. Donahue, Nextel’s president and CEO, will assume the added role of chief operating officer on an interim basis while Nextel conducts a search for Mooney’s successor. Donahue held the position of chief operating officer from 1996 to 1999, prior to assuming his current responsibilities.

“One of Nextel’s great strengths is the depth and breadth of its management team,” said William E. Conway, Jr., chairman of Nextel’s board of directors. “And, I am confident that under the strong management of Tim Donahue, the Nextel team will move seamlessly through this transition.”

“Nextel’s market leadership lies in its differentiated product and service offerings, focused go-to-market strategy and unrivaled ability to provide value to general business and enterprise users,” said Donahue. “Nextel’s unparalleled vertical sales, marketing and distribution teams, coupled with our service differentiation, have set us on track to meet or exceed our performance expectations for 2002. We fully expect to finish the year strong, as previously indicated, with approximately 2 million net subscriber additions and greater than $3 billion in operating cash flow.”

“Along with a talented leadership team and dedicated employees, Jim has helped to evolve Nextel’s enterprise market strategy during the past 17 months, and we wish him the best,” added Donahue.

“I’m looking forward to my next challenge and also to spending time with my family in New York after a very busy and successful year and a half,” said Mooney. “I wish the Nextel team the best and look forward to the company’s continued success.”

About Nextel
Nextel Communications, a Fortune 300 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 197 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners service is available today in areas of the U.S. where approximately 239 million people live or work.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel reports filed with the SEC, including Nextel’s annual report on Form 10-K for the year ended December 31, 2001, and quarterly reports on Form 10-Qs for the first and second quarters of 2002. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.